As filed with the Securities and Exchange Commission on February 27, 2024.

Registration No. 333-176944
Registration No. 333-198921
Registration No. 333-209045
Registration No. 333-228065
Registration No. 333-228101
Registration No. 333-259319
Registration No. 333-260733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S–3
Post-Effective Amendment No. 1 to
Registration Statement on Form S-3 (Registration No. 333-176944);
Registration Statement on Form S-3 (Registration No. 333-198921);
Registration Statement on Form S-3 (Registration No. 333-209045);
Registration Statement on Form S-3(Registration No. 333-228065);
Registration Statement on Form S-3 (Registration No. 333-228101);
Registration Statement on Form S-3 (Registration No. 333-259319); and
Registration Statement on Form S-3 (Registration No. 333-260733)
Under the Securities Act of 1933

CORENERGY INFRASTRUCTURE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-3431375
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
(816) 875-3705
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________
David J. Schulte
Chairman and Chief Executive Officer
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
(816) 875-3705
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copies to:
B. Scott Gootee
Stinson LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
(816) 842-8600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

CorEnergy Infrastructure Trust, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the following registration statements (the “Registration Statements”) and deregister any and all securities registered but unsold under each such Registration Statement:

(i)Registration Statement on Form S-3 (File No. 333-176944), which was filed on September 21, 2011, as amended, relating to the registration by the Registrant of the following securities of the Registrant (collectively, the “Securities”) having an aggregate initial offering price of up to $300,000,000: common stock, par value $0.001 ("Common Stock"), preferred stock, par value $0.0001 ("Preferred Stock"), fractional interests in shares of Preferred Stock represented by depository shares ("Depository Shares"), senior or subordinated debt securities (collectively, "Debt Securities"), subscription rights to purchase shares of Common Stock, Preferred Stock, Depository Shares or Debt Securities, warrants representing rights to purchase shares of Common Stock, Preferred Stock, Depository Shares or Debt Securities and units consisting of a combination of any of the foregoing;

(ii)Registration Statement on Form S-3 (File No. 333-198921), which was filed on September 24, 2014, as amended, relating to the registration by the Registrant of Securities of the Registrant having an aggregate offering price of up to $300,000,000;

(iii)Registration Statement on Form S-3 (File No. 333-209045), which was filed on January 20, 2016, relating to the registration by the Registrant of Securities and shares of Common Stock of the Registrant that may be issued under the Registrant's Dividend Reinvestment Plan (the “DRIP Shares”) having an aggregate offering price of up to $600,000,000;

(iv)Registration Statement on Form S-3 (File No. 333-228065), which was filed on October 31, 2018, relating to the registration, issuance and sale of up to 1,000,000 DRIP Shares;

(v)Registration Statement on Form S-3 (File No. 333-228101), which was filed on November 1, 2018, relating to the registration by the Registrant of Securities of the Registrant having an aggregate offering price of up to $600,000,000;

(vi)Registration Statement on Form S-3 (File No. 333-259319) which was filed on September 3, 2021, relating to the registration of the resale of up to 1,153,846 shares of Common Stock, up to 683,761 shares of Common Stock issuable upon the conversion of shares of Class B Common Stock, $0.001 par value per share, of the Registrant and up to 170,213 Depositary Shares collectively representing up to 1,702 shares of 7.375% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”); and

(vii)Registration Statement on Form S-3 (File No. 333-260733), which was filed on November 3, 2021, relating to the registration by the Registrant of Securities of the Registrant having an aggregate offering price of up to $600,000,000.

As previously disclosed, on February 25, 2024, the Registrant filed a voluntary petition (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Missouri. As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities pursuant to the Registration Statements to the extent not previously terminated. The Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all securities registered for sale or resale under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 27, 2024.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
David J. Schulte
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.